EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

          Agreement made this 6th day of November, 1995, by and between Thomas
M. Lane, residing at 185 S. Citrus Avenue, Los Angeles, Califoria 90036 (the "Employee"), and National Sanitary Supply Company, a Delaware corporation having its executive offices at 2900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202 ("National").

          WHEREAS, National desires to continue to employ the Employee in an executive capacity to continue and carry out the expansion of the businesses of National, and the Employee desires to work for National in such capacity on the terms and conditions hereinafter provided;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1. For the period commencing January 1, 1996 and ending on December 31, 1997, subject to earlier termination as provided in Section 8 hereof, National shall employ the Employee and the Employee shall work in such executive capacity as the Chief Executive Officer of National shall specify. Except for normal and customary trips in the ordinary course of business, and except as otherwise mutually agreed, Employee's place of employment shall be in the Los Angeles, California area.

          2. While the Employee works for National, in accordance with the provisions of Section 1 hereof, National shall pay the Employee a base annual salary at the rate of not less than $50,000 per annum. In addition, the Employee will be considered annually for an incentive compensation payment as determined by National's Board of Directors. National shall make available to the Employee medical insurance and certain other fringe benefits which it makes available to its salaried employees generally. Employee shall be entitled to reimbursement of his reasonable business and travel expenses on the same basis and subject to the same conditions as such expenses are reimbursed to other executives of National.

          3. The Employee shall not (except in the performance of his duties hereunder) at any time during the term of this agreement make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded materials of any kind whatever belonging to or in the possession of National or any subsidiary of National. The Employee shall have no right, title or interest in any such material, and the Employee agrees that (except in the performance of his duties hereunder) he will not, without the prior written consent of National, remove any such material from any premises of National, or any parent or subsidiary of National, and that he will surrender all such material to National immediately upon the termination of his employment.

           4. Without the prior written consent of National, the Employee shall not at any time (whether during or after his employment with National) use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secrets, information, data, know-how or knowledge (including, but not limited to, that relating to costs, products, equipment, marketing or laboratory methods, formulae, suppliers, customers, personnel training programs, business expansion plans or financing or marketing methods) proprietary to National, or any subsidiary of National.

          5. The Employee shall promptly disclose to National (and to no one else) all improvements, discoveries, ideas and inventions that may be of significance to National or to any subsidiary of National, made or conceived alone or in conjunction with others (whether or not patentable, whether or not made or conceived at the request of or upon the suggestion of National during or out of his usual hours of work or in or about the premises of National or elsewhere, and whether made or conceived prior or subsequent to the execution of this agreement) while in the employ of National or made or conceived within one year after the termination of his employment by National if resulting from, suggested by or relating to such employment. All such improvements, discoveries, ideas and inventions shall be the sole and exclusive property of National and are hereby assigned to

National. At the request of National and at its cost, the Employee shall assist National, or any person or persons from time to time designated by it, to obtain the grant of patents in the United States and/or in such other country or countries as may be designated by National, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as National may from time to time reasonably request.

          6. During the continuance of Employee's employment with National and for a period of two years after Employee has ceased to be an employee of National, or of any subsidiary of National, whether or not pursuant to this agreement, the Employee shall not without the prior written consent of
National:

              a.  directly or indirectly engage in, or

              b. assist or have an active interest in whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatever, or

              c. enter the employment of or act as an agent for or advisor or consultant to any person, firm, partnership, association, corporation or business organization, entity or enterprise that is, or is about to become, directly or indirectly engaged in any business in any area described in Exhibit A to this agreement whether in operation or in the planning or development stage, that competes with or is substantially similar to any business that National or any subsidiary of National has operated, or had in the planning or development stage, during the 120-day period immediately prior to the Employee's ceasing to an employee of or consultant to National or any subsidiary of National, provided that the restrictions contained in this
Section 6 shall not apply to any area described in Exhibit A to this agreement that does not meet the following requirements:

                  (1) National or a subsidiary of National shall have operated such business in such area, or had such business in the planning or development stage therein, during the 120-day period immediately prior to the Employee's ceasing to be an active employee of, or consultant to, National or any subsidiary of National, and

                        (2) the Employee, during such 120-day period, shall have had substantial planning, development, administrative or operational responsibilities for such business of National or any subsidiary of National in such area.

           If the scope of any restriction contained in this Section 6 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

           7. The Employee acknowledges and agrees that National's remedy at law for any breach of any of the Employee's obligations under Sections 3, 4, 5 and 6 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of any of such Sections, without the necessity of actual damage. The provisions of Sections 4 and 6 hereof shall survive the termination of this agreement.

           8. At National's option the Employee's employment hereunder and his aforesaid base salary and incentive bonus compensation shall terminate and cease to accrue forthwith upon:

                        (i)  his death, or

                       (ii) his inability (other than temporary inability which shall not exceed an aggregate of ninety (90) days during any consecutive 12-month period) to perform his duties hereunder, or

                      (iii) any failure by him to observe or perform his agreements herein contained, or his neglect of the faithful performance of his duties hereunder, if such failure or neglect is not corrected within 45 days of Employee's receipt of written notice of same.

          9. This agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto. No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this agreement. This agreement may not be amended or modified except with a written instrument executed by the parties hereto.

         10. The terms and provisions of this agreement shall be binding on and inure to the benefit of the Employee, his heirs at law, legatees, distributees, executors, administrators and other legal representatives, and shall be binding on and inure to the benefit of National and its subsidiaries, successors and assigns. The Employee expressly agrees that National may assign this agreement and all of National's rights and obligations hereunder without the consent of Employee (i) to Chemed, or a parent of Chemed, or (ii) to any successor in interest to the business and assets of National. The Employee may not assign, pledge or encumber in any way all or part of his interest under this agreement without the prior written consent of National. The failure of either party hereto at any time or from time to time to require performance of any of the other party's obligations under this agreement shall in no manner affect the right to enforce any provision of this agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

            IN WITNESS WHEREOF, the parties hereto have executed this instrument on the day first above written.

                              EMPLOYEE

/s/ Jeffrey Ross              /s/ Thomas Lane
----------------------        -------------------------
Witness                       Thomas M. Lane

ATTEST:                       NATIONAL SANITARY SUPPLY COMPANY

/s/ Naomi Dallob              By:  /s/ Paul C. Voet
----------------------             --------------------
Secretary

                                   EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT


          The States of Arizona, California, Colorado, Indiana, Kansas, Louisiana, Michigan, Missouri, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Tennessee, Texas, Utah and Washington.